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                                                                    Exhibit 4(c)


                        LETTER TO SHAREHOLDERS OF RECORD
                                 APRIL 26, 2002



               ~ UROPLASTY, INC. SUBSCRIPTION RIGHTS OFFERING ~


   SHARES OF UROPLASTY, INC. COMMON STOCK & WARRANTS OFFERED PURSUANT TO
           RIGHTS DISTRIBUTED TO SHAREHOLDERS OF UROPLASTY, INC.




Dear Shareholder,

This letter is being distributed to all holders of Common Stock of record as of April 26, 2002 in connection with a distribution of Subscription Rights to acquire shares of the Company's Common Stock along with a Warrant to purchase additional shares of Common Stock at a future date.

The terms of the Rights Offering are described in the Company's Prospectus dated April 26, 2002. Please review the entire Prospectus carefully. The specific terms of the Rights Offering are described on the cover page of the Prospectus, which is enclosed. Rights are not transferable, may not be sold, and will terminate upon sale or transfer of the shares of common stock to which they relate. The Company declared a 1-for-3 reverse stock split effective as of the April 2, 2002.


ENCLOSED DOCUMENTS:

      -     The Prospectus

      -     The Rights Subscription Certificate

      - A return envelope addressed to Uroplasty, Inc., 2718 Summer Street NE, Minneapolis, MN 55413-2820


EXPIRATION DATE:

Your prompt action is requested, as the Rights Offering will expire at 5:00 P.M., Minnesota Time on June 25, 2002, unless extended by the Company.


TO EXERCISE THE SUBSCRIPTION RIGHTS:

To exercise the Rights, a properly completed and executed Rights Subscription Certificate and payment in full of the Subscription Price for all of the Rights exercised must be delivered to Uroplasty, Inc., 2718 Summer Street NE, Minneapolis, MN 55413-2820, as indicated in the Prospectus prior to the Expiration Date of 5:00 P.M., June 25, 2002, Minneapolis, Minnesota Time.


 SUBSCRIPTION RIGHTS EXPIRATION DATE: MAY __, 2002
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OVERSUBSCRIPTION RIGHTS:

Only Shareholders who exercise all of their Rights can participate in an Oversubscription Privilege for the over-allotment of Basic Subscription Rights, subject to availability. This Oversubscription Privilege must be exercised at the same time as the Basic Subscription Rights on the Rights Subscription Certificate. Oversubscription Rights can be exercised for any number of Shares and Warrants to the extent available. If enough Shares and Warrants are not available to meet Oversubscription requests, they will be allocated pro rata and excess funds will be returned to Shareholders accordingly.


If you need more information on this Rights Offering, or require additional copies of the enclosed materials, please call me directly at (612) 378-1180, extension 206, for my immediate attention.

Sincerely,

UROPLASTY, INC.



Daniel G. Holman
President and CEO



















ENCLOSURES:
Uroplasty, Inc. Subscription Rights Prospectus
Subscription Rights Certificate
Subscription Rights Certificate return envelope addressed to Uroplasty, Inc.


 SUBSCRIPTION RIGHTS EXPIRATION DATE: MAY __, 2002